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                                                                   Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges

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

                                TeleSite Services, LLC
                              -----------------------------
                                    (predecessor)             SpectraSite    Combined       SpectraSite
                              -----------------------------   ------------   ---------      ------------
                                Year ended       January 1 -   April 25 -   Year ended       Year ended
                               December 31,       May 12,     December 31,   December 31,    December 31,
                                   1996            1997          1997           1997            1998
                              -----------------------------   ------------  -------------    ------------
FIXED CHARGES                              (dollars in thousands)

Consolidated pretax income
(loss) from continuing
operations                         2,289           (503)         (2,160)      (2,663)           (9,079)

Interest                              67             36             164          200               237

Net amortization of debt
discount and debt
issuance costs                         -              -               -            -             7,933

Interest portion of rental
expense                               36             19              77           96               196

                              -----------        ----------   ------------   ---------       -----------
Earnings                           2,392           (448)         (1,919)      (2,367)             (713)

Interest                              67             36             164          200               237

Net amortization of debt
discount and debt
issuance costs                         -              -               -            -             7,933

Interest portion of rental
expense                               36             19              77           96               196

                              -----------        ----------   ------------   ---------       -----------
Fixed Charges                        103             55             241          296             8,366
                              -----------        ----------   ------------   ---------       -----------

Ratio of earnings to fixed
charges                             23.2              -               -            -                 -
                              ===========        ==========   ============   =========       ===========

Insufficient earnings
to cover fixed charges                 -         $  503       $   2,160      $ 2,663         $   9,079
                              ===========        ==========   ============   =========       ===========
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